Exhibit 10.5

COMERICA INCORPORATED
SENIOR EXECUTIVE LONG-TERM PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”) between Comerica Incorporated (the “Company”) and XXXXXX (the “Participant”) is effective as of XXXXXX (the “Effective Date”). Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the Comerica Incorporated 2018 Long-Term Incentive Plan, as amended and/or restated from time to time, or any successor plan thereto (the “Plan”). The Company shall provide a copy of the Plan to the Participant upon request.
WITNESSETH:

1.
Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the Company hereby awards the Participant, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, a target senior executive long-term performance plan restricted stock unit award (the “Target SELTPP Award”) equal to XXXXXX senior executive long-term performance plan restricted stock units (“SELTPP Units”). The Target SELTPP Award shall be adjusted upward or downward (as applicable) based on the achievement of the Goal and the TSR Modifier as provided in Schedule A attached hereto (the “Performance Requirements”). The number of SELTPP Units that the Participant shall receive under this Agreement, after giving effect to such adjustment and rounded down to a whole number, is referred to as the “Final Award Number.” Each SELTPP Unit shall represent an unfunded, unsecured right for the Participant to receive one (1) Share, as described in this Agreement. The “Performance Period” over which the Final Award Number shall be determined shall be the period beginning January 1, 20XX and ending December 31, 20XX. The Committee shall, following the end of the Performance Period (and in no event later than March 10, 20XX), determine whether and the extent to which the Performance Requirements for the Performance Period have been satisfied and the Final Award Number. The date of such determinations by the Committee for the Performance Period is referred to as the “Determination Date.”

2.
Ownership Rights. The Participant shall have no voting or other ownership rights in the Company arising from the Award of SELTPP Units under this Agreement prior to the delivery of Shares upon the vesting and settlement of SELTPP Units underlying the Award.

3.
Dividend Equivalents. If cash dividends are declared by the Board on the Common Stock on or after the Effective Date and prior to the Settlement Date (as defined below), cash dividend equivalents (the “Dividend Equivalents”) shall accrue on the Shares underlying SELTPP Units, whether such SELTPP Units are vested or unvested, which Dividend Equivalents shall be subject to vesting and forfeiture on the same terms and conditions as the underlying SELTPP Units. Such Dividend Equivalents shall be in an amount of cash per SELTPP Unit equal to the cash dividend paid with respect to each outstanding Share and shall be credited on the declaration date applicable to Shares. The Dividend Equivalents accrued prior to the Settlement Date shall be paid to the Participant with respect to all vested SELTPP Units on or as soon as reasonably practicable following the Settlement Date (and in no event later than March 15, 20XX). The Dividend Equivalents accrued on Shares underlying SELTPP Units that do not vest and are forfeited shall be forfeited for no consideration on the date such SELTPP Units are forfeited.

4.	Vesting and Settlement of Award.

a.
General. Except as otherwise provided in the Plan and this Agreement, the number of SELTPP Units equal to the Final Award Number shall vest on the Determination Date, as determined in accordance with Schedule A, subject to the Participant’s continued employment by the Company or one of its Affiliates through the Determination Date.

Except as otherwise provided in this Agreement, the vested portion of the Award (rounded down to a whole number of Shares) shall be settled in Common Stock as soon as reasonably practicable following the Determination Date and in no event later than March 15, 20XX, (the date of settlement, the “Settlement Date”). On the Settlement Date, the Company shall issue to the Participant (or, in the case of the Participant’s death, to the Participant’s designated beneficiary pursuant to Section 13(f) of the Plan, as applicable or, in the case of the Participant’s Disability, to the Participant’s guardian or legal representative, if applicable and if permissible under applicable law) a number of whole Shares equal to the Final Award Number (the “Settlement Shares”). Upon the issuance of the Settlement Shares in settlement of the vested SELTPP Units in respect of the Award, the Award shall be settled in full and the Participant (or his or her designated beneficiary pursuant to Section 13(f) of the Plan, in the case of death) shall have no further rights with respect to the Award, other than with respect to the payment of the Dividend Equivalents accrued with respect to such vested SELTPP Units.

b.
Disability or Death Prior to a Change in Control. In the event of (i) the Participant’s Termination of Service due to Disability or death or (ii) death following Retirement, in each case, prior to both the Determination Date and a Change in Control, a number of SELTPP Units equal to the Target SELTPP Award shall immediately and fully vest effective as of the date of the Participant’s Termination of Service due to Disability or the date of the Participant’s death, as applicable. The Settlement Date shall occur as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Participant’s death or date of Termination of Service due to Disability; provided, however, that, notwithstanding the foregoing, if the Award constitutes non-qualified deferred compensation subject to Section 409A of the Code, in the event of the Participant’s Termination of Service due to Disability, the Settlement Date shall be the first day of 20XX on which the Applicable Exchange is open for trading (or, if earlier, as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Participant’s death). If a Participant is eligible for Retirement as of the date of Termination from Service due to Disability, the provisions of this Agreement relating to Retirement as set forth below shall apply, regardless of whether he or she otherwise meets the requirements for Disability.

c.
Retirement Prior to a Change in Control. In the event of the Participant’s Termination of Service due to Retirement prior to both the Determination Date and a Change in Control, then, except as provided in Section 4(b)(ii), the Award shall continue to vest and settle in accordance with Section 4(a), provided that the continued employment requirement shall cease to apply.

d.	Change in Control.

i.
General. A Change in Control shall have the effect provided in Section 10 of the Plan.  In accordance with Section 10 of the Plan, effective as of immediately prior to the Change in Control, the Performance Requirements shall be deemed to be achieved at the greater of (x) 100% and (y) the Payout Percentage based on the level of achievement determined by the Committee prior to the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period).

ii.	Replacement Award Granted. If a Replacement Award is provided pursuant to Section 10(c) of the Plan, the Determination Date shall be deemed to be December 31, 20XX.

1.
Without Cause or for Good Reason. In the event of a Termination of Service of the Participant by the Company other than for Cause or by the Participant for Good Reason, in each case, both prior to the Determination Date and within twenty-four (24) months following a Change in Control, the Award shall immediately and fully vest effective as of the date of the Participant’s Termination of Service. For purposes of the vested SELTPP Units, the Settlement Date shall occur as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Termination of Service; provided, however, that, notwithstanding the foregoing, if the Award constitutes non-qualified deferred compensation subject to Section 409A of the Code and such Change in Control is not a Section 409A CIC, the Settlement Date shall be the first day of 20XX on which the Applicable Exchange is open for trading (or, if earlier, as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Participant’s death).

2.
Disability. In the event of a Termination of Service of the Participant due to Disability both prior to the Determination Date and following a Change in Control, the Award shall immediately and fully vest effective as of the date of the Participant’s

Termination of Service. For purposes of the vested SELTPP Units, the Settlement Date shall occur as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Termination of Service; provided, however, that, notwithstanding the foregoing, if the Award constitutes non-qualified deferred compensation subject to Section 409A of the Code and (A) if such Change in Control is not a Section 409A CIC or (B) such Termination of Service occurs more than twenty-four (24) months following such Change in Control, the Settlement Date shall be the first day of 20XX on which the Applicable Exchange is open for trading (or, if earlier, as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Participant’s death).

3.
Retirement. In the event of a Termination of Service of the Participant due to Retirement both prior to the Determination Date and following a Change in Control, the Award shall immediately and fully vest effective as of the date of the Participant’s Termination of Service. For purposes of the vested SELTPP Units, the Settlement Date shall occur (A) if such Change in Control is a Section 409A CIC and Participant’s Termination of Service occurs within twenty-four (24) months following such Change in Control, as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Termination of Service or (B) if such Change in Control is not a Section 409A CIC or such Termination of Service occurs more than twenty-four (24) months following such Change in Control, the Settlement Date shall be the first day of 20XX on which the Applicable Exchange is open for trading (or, if earlier, as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Participant’s death). For the avoidance of doubt, if the Participant’s Termination of Service due to Retirement occurred prior to the Change in Control, the Settlement Date shall be the first day of 20XX on which the Applicable Exchange is open for trading (or, if earlier, as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Participant’s death).

4.
Death. In the event of the Participant’s death both prior to the Determination Date and following a Change in Control, the Award shall immediately and fully vest effective as of the date of the Participant’s death. For purposes of the vested SELTPP Units, the Settlement Date shall occur as soon as reasonably practicable (and in no event more than forty-five (45) days) following the Participant’s death.

iii.
No Replacement Award Granted. If a Replacement Award is not provided pursuant to Section 10(c) of the Plan, the Award shall fully vest as of the Change in Control in accordance with Section 10(b) of the Plan and the Settlement Date shall occur on the first day of 20XX on which the Applicable Exchange is open for trading (or upon any earlier date or event following the Change in Control permitted by Section 409A of the Code).  Nothing herein shall preclude the Company from settling the Award upon a Section 409A CIC, if it is not replaced by a Replacement Award, to the extent such settlement is effectuated in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix)(B).

e.
All Other Terminations. Except as provided in this Section 4, if the Participant’s Termination of Service occurs prior to the Determination Date, the Award shall be forfeited for no consideration effective immediately as of the date of Termination of Service, unless the Committee determines otherwise.

5.	Special Vesting and Forfeiture Terms.

a.
Forfeiture Resulting from Acts Occurring During the Grant Year. Notwithstanding any other provision of this Agreement, if it shall be determined at any time subsequent to the Effective Date and prior to the Determination Date (or, in the case of a termination due to death or Disability, the date of Termination of Service) that the Participant has, during the calendar year in which the Effective Date occurs (the “Grant Year”), (i) failed to comply with Company policies and procedures, including the Code of Business Conduct and Ethics or the Senior Financial Officer Code of Ethics (if applicable), (ii) violated any law or regulation, (iii) engaged in negligent or willful misconduct, (iv) engaged in activity resulting in a significant or material Sarbanes-Oxley control deficiency, or (v) demonstrated poor risk management or lack of judgment in discharge of Company duties, and such failure, violation, misconduct, activity or behavior (1) demonstrates an inadequate sensitivity to the inherent risks of Participant’s business line or functional area, and (2) results in, or is reasonably likely to result in, a material adverse impact (whether financial or reputational) on the Company or Participant’s business line or functional area, all or part of the SELTPP Units granted under this Agreement that have not yet become vested at the time of such determination may be cancelled and forfeited. “Inadequate sensitivity” to risk is demonstrated by imprudent activities that subject the Company to risk outcomes in future periods, including risks that may not be apparent at the time the activities are undertaken.

b.
Forfeiture of Award for Acts Occurring in Years Other Than the Grant Year. Notwithstanding any other provisions of this Agreement, if the Participant receives one or more equity awards in any calendar years other than the Grant Year (an “Other Grant Year”) pursuant to an Award Agreement that contains a clause substantially similar to Section 5(a) above, and it shall be determined that Participant, as a result of risk-related behavior, should be subject to the forfeiture of all or part of any such award granted in such Other Grant Year in accordance with the terms of such clause, then the unvested portion of the Award granted under this Agreement shall be subject to forfeiture to the extent necessary to equal the Unsatisfied Forfeiture Value (as defined below). The term “Unsatisfied Forfeiture Value” shall mean the value (as determined by the Committee in its absolute discretion) of any portion of the Award determined by the Committee to be subject to forfeiture with respect to the Other Grant Year (without regard to whether or not some portion thereof has already vested) that has in fact vested prior to such determination by the Committee. All or a portion of the SELTPP Units granted under this Agreement that have not yet become vested shall be subject to forfeiture in order to satisfy as much as possible of the Unsatisfied Forfeiture Value, and the valuation of the Award for such purpose shall be determined in the absolute discretion of the Committee.

6.
Withholding. The Participant authorizes the Company to withhold from his or her compensation, including the SELTPP Units subject to the Award and the Settlement Shares issuable hereunder, to satisfy any income and employment tax withholding obligations in connection with the Award. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Settlement Shares subject to the Award, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Participant agrees that the Company may delay delivery of the Settlement Shares until proper payment of such taxes has been made by the Participant. If required pursuant to the Company’s policy as applied to the Participant or elected by the Participant, to the extent permitted by law, tax withholding obligations in respect of the Award shall be satisfied by authorizing the Company to withhold (provided the amount withheld does not exceed the maximum statutory tax rate in the Participant’s applicable tax jurisdiction or such lesser amount as is necessary to avoid adverse accounting treatment for the Company) from the Settlement Shares otherwise issuable to the individual pursuant to the settlement of the Award, a number of Shares having a Fair Market Value, as of the date the obligation to withhold such taxes arises, which will satisfy the amount of the withholding tax obligation. Further, unless determined otherwise by the Committee, the Participant may satisfy such obligations under this Section 6 by any other method authorized under Section 13(d) of the Plan.

7.	Section 409A of the Code.

a.
To the extent that the Award is construed to be nonqualified deferred compensation subject to Section 409A of the Code, the Company shall use its reasonable efforts to operate, administer, construe and interpret this Agreement in a manner that minimizes adverse tax consequences to the Participant and is consistent with the requirements of Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may the Participant, directly or indirectly, designate the calendar year of any payment or distribution under this Agreement. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the

Company), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of the Participant's Termination of Service during the six (6)-month period immediately following such Termination of Service shall instead be paid or provided on the first business day following the date that is six (6) months following the Participant’s Termination of Service. If the Participant dies following the Termination of Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the designated beneficiary of the Participant pursuant to Section 13(f) of the Plan within forty-five (45) days following the date of the Participant's death.

b.
This Agreement shall be subject to amendment, with or without advance notice to the Participant, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of the Participant, to the extent necessary to effect compliance with Section 409A of the Code. Notwithstanding anything contained in this Agreement or the Plan, the Company shall have no liability whatsoever for or in respect of any decision to take action to attempt to comply with Section 409A of the Code, any omission to take such action or for the failure of any such action taken by the Company to so comply.

8.
Cancellation of Award. The Committee has the right to cancel for no consideration all or any portion of the Award in accordance with Section 2(d) of the Plan if the Committee determines in good faith that the Participant has done any of the following: (i) been convicted of, or plead guilty or nolo contendere to, a charge of commission of a felony under federal law or the law of the state in which such action occurred; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company.

The Delegate shall have the power and authority to suspend the vesting of or the right to receive the Settlement Shares in respect of all or any portion of the Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This Section 8 shall have no application following a Change in Control.

9.
Compliance with Laws and Regulations. The Award and the obligation of the Company to deliver the Settlement Shares subject to the Award are subject to compliance with all applicable laws, rules and regulations, to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.

10.
Binding Nature of Plan. The Award is subject to the Plan. The Participant agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. If any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.

11.
Notices. Any notice to the Company under this Agreement shall be in writing to the following address or facsimile number: Human Resources - Total Rewards, Comerica Incorporated, 1717 Main Street, MC 6515, Dallas, TX 75201; Facsimile Number: 214-462-4430. The Company shall address any notice to the Participant to his or her current address according to the Company’s personnel files. All written notices provided in accordance with this Section 11 shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number, with confirmation by telephone of transmission receipt; or (c) received by the addressee, if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code. Either party may designate in writing some other address or facsimile number for notice under this Agreement.

12.
Force and Effect. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

13.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.

14.
No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employment of the Company or its Affiliates for any given period or on any specified terms nor in any way affect the Company’s or its Affiliates’ right to terminate the Participant’s employment without prior notice at any time for any reason or for no reason.

15.
Voluntary Participation. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

16.
Recoupment. In addition to the cancellation provisions of Sections 5 and 8, SELTPP Units granted pursuant to this Agreement shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its subsidiaries; provided, however, unless prohibited by applicable law, the Company’s recoupment (clawback) policy shall have no application to the Award following a Change in Control.

IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Comerica Incorporated and accepted by the Participant, both as of the day and year first above written.

COMERICA INCORPORATED

By: _______________________
Name:
Title:

SCHEDULE A

ROCE Excluding Non-Performance Items Goal

At the beginning of the Performance Period (but no later than 90 days following the first day of the Performance Period), the Committee shall approve a three-year average ROCE Excluding Non-Performance Items goal for the Performance Period (the “Goal”). Such Goal shall be based on the following formula:

Year 1 performance + Year 2 performance + Year 3 performance	Three - year Average
3

Following the Performance Period, on the Determination Date, the Committee shall certify the Goal and determine the appropriate Achievement Factor pursuant to the following grid:

Goal	Achievement Factor
Threshold	50%
Target	100%
Target Range	XXXXXX% to XXXXXX%
Maximum	150%

The level of achievement for purposes of determining the Achievement Factor shall be interpolated linearly for Goal performance between threshold and the low end of the target range, within the target range, and between the high end of the target range and maximum. If threshold performance is not achieved, the entire Award shall be forfeited. In no event may the Achievement Factor be greater than 150%.

TSR Modifier

In addition to the Goal, the Company’s Relative TSR for the Performance Period (the “TSR Modifier”) shall also be measured. The TSR Modifier shall reduce the Achievement Factor by 10 percentage points if the Company ranks in the bottom quartile. The resulting percentage is referred to as the “Payout Percentage.”

For example: 110% Achievement Factor - 10% (Bottom Quartile TSR Performance) = 100% Payout Percentage

Final Award Number

The Final Award Number shall be equal to the product (rounded down to the nearest whole number) of (a) the Target SELTPP Award multiplied by (b) the Payout Percentage.

Definitions:

“ROCE Excluding Non-Performance Items” means the return on common equity calculated based on Net Income Excluding Non-Performance Items less preferred stock dividends divided by average Adjusted Common Equity.

“Adjusted Common Equity” means common equity as adjusted to reflect the after-tax impact of any adjustments related to a change in accounting principle.

“Net Income Excluding Non-Performance Items” means net income as adjusted, if applicable, to reflect the after-tax impact of any adjustments affecting the Performance Period related to the cumulative effect of changes in accounting principle, items that are deemed to be both unusual in nature and infrequently occurring (as formerly defined by generally accepted accounting principles prior to ASU 2015-1), results from discontinued operations, merger/acquisition charges, restructuring charges incurred during the year and adjustments due to changes in the Federal corporate statutory tax rate and/or other tax law changes. Additionally, for any calendar year within the Performance Period impacted by the measurement of credit losses pursuant to the adoption of ASU 2016-13 (also referred to as the Current Expected Credit Loss (“CECL”) model), net income shall be reduced by net credit-related charge-offs (after-tax) and increased by the provision for credit losses (after-tax).

“Relative TSR” means the Company’s Total Shareholder Return, as compared to the KBW Bank Index Total Shareholder Return. For this purpose, the Total Shareholder Return shall be computed by Bloomberg.

“Total Shareholder Return” means the total shareholder return of the Company over the Performance Period as computed by Bloomberg.